Exhibit 99.2

CONTACT:	Michal D. Cann	President & CEO	corporate investor relations
	Rick A. Shields	SVP & CFO	5333 — 15THAvenue South,
	360.679.3121		Suite 1500
Seattle, WA 98108
206.762.0993
www.stockvalues.com
NEWS RELEASE

WASHINGTON BANKING COMPANY DECLARES QUARTERLY CASH DIVIDEND
OAK HARBOR, WA — April 27, 2006 — Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today at its Annual Meeting of Shareholders that its Board of Directors declared the quarterly cash of $0.0625 per common share. The dividend will be paid on May 23, to shareholders of record on May 8, 2006. The company has paid a cash dividend every quarter since its initial public offering in 1998.
Earlier this week, Washington Banking Company announced results for the first quarter of 2006. Net income and earnings per diluted share increased 25% over the same quarter a year ago. In the quarter ended March 31, 2006, Washington Banking earned $2.6 million, or $0.34 per diluted share, compared to $2.0 million, or $0.27 per share in the first quarter last year.
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, the capability to continue to pay cash and stock dividends, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) unexpected changes in interest rates and their impact on net interest margin; (3) competitive pressure among financial institutions; (4) legislation or regulatory requirement; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
www.wibank.com
NOTE: Transmitted on Business Wire at 2:00 pm PDT, April 27, 2006.